Exhibit 99.1
Bill Griffeth, Co-Anchor: So, it’s been about a year since Tom Hicks brought this so-called blank check IPO—it’s one of these special purpose acquisition companies...
Michelle Caruso-Cabrera, Co-Anchor: SPACs, as they’re called.
Griffeth: They made, I think, about four hundred million dollars on that, on that IPO. And, we’ve been waiting to find out what the deal would be—where were they gonna commit the money. And, they’ve announced today that they’re partnering with Blackstone to take Graham Packaging public in a three-point-two billion dollar deal. And, in a Power Lunch exclusive, we welcome back, of course, Tom Hicks—the Chairman and CEO of Hicks Holdings.
Tom, welcome back.
Thomas Hicks, Chairman and CEO, Hicks Holdings: Bill, good to—always good to be with you.
Griffeth: Now, you know, I’m, I’m thinking, okay, a financially-distressed, uh, distressed financial company, maybe—or a, uh, a strong energy play. You’re a Texan, for Pete’s sake. A packaging company? Why?
Hicks: Well, when you go home tonight, uh, go with your wife and look in your refrigerator, your pantry, your garage, and you’ll see all of Graham’s products. They’re the leading technology company that makes, uh, rigid, blow-molded plastic for, uh, specialty products like—everything from Gatorade and, and vitamin waters to motor oil to your detergents under the sink. And, they’re, they’re the market leaders. And, we think they’re very recession-resistant. And, most importantly, uh, Blackstone brought in an outstanding management team, uh, at the end of ’06...
Griffeth: Okay.
Hicks:...and, these guys are the key.
Caruso-Cabrera: Why do you think they chose to do their deal with you instead of going public through a traditional IPO?
Hicks: Well, probably for several reasons. Number one, I, I’ve known the Blackstone guys for over twenty years. We’ve had a long working relationship. I think, uh, we were able to convince him that taking half their money off now in cash and leaving the other half in as a partner with us—and essentially going public through the SPAC—would be a better long-term way for them to make money.
Griffeth: I know we pay lip-service to being green, and we’re not supposed to use that kind of packaging right now, but we still do. Do you think that really is a growth area, still?
Hicks: Well, plastic is the most green of all the containers. Uh, most of these products are recyclable, and, uh, more and more are. And, uh, uh, that’s one of the advantages of ‘em.
Griffeth: And, and do you think that is a reason that this is a good growth company, that green, uh, you know—all of Al Gore’s, uh, pounding the table about going green?

Hicks: Well, you know, it’s, it’s just gonna grow with, uh, the inflation in the branded foods and, uh, beverage and other products. But, the real growth—right now, seventy-five percent of their business is, is in the United States, and only twenty-five percent, uh, global...
Griffeth: Mm-hmm.
Hicks:...and that’ll change—more global over the next five years.
Caruso-Cabrera: One of the key aspects of a SPAC is that the people who invested with you originally get to vote on whether or not they like this deal. We’ve seen some other SPACs voted down. How confident are you that this is gonna go through? Or, what kind of salesmanship are you doin’ with your investors right now?
Hicks: Well, as you know, a lot of SPACs historically have been kinda small—in small deals. And, uh, this is, to—in my opinion, this is the first real, legitimate big industrial company ever done by a SPAC. And, uh, I think it’s by far the best quality deal done with a SPAC so far. And, I think the, the public investors really have a chance to do a public IPO with, uh, Hicks and Blackstone.
Caruso-Cabrera: No chance—go, uh—no cha—you don’t think you’re gonna have any issue with people voting on this? Or, or voting negatively?
Hicks: Well, I’m not, uh, being, uh, Pollyannaish about it—it’s always a hard job to tell your story. We know we have the next ninety days; we’ll be out there telling our story.
Griffeth: Before you go, I would be remiss if I don’t get your view of the big picture right now.
Caruso-Cabrera: Yeah.
Griffeth: Where in the world are we going here? Oil’s going up, stock market’s going down. What, what’s your view of the world right now, Tom?
Hicks: Well, I was interested in the section—uh, the segment you had just before I came on, about the banks. Because, I think a lot of it is dependent on the banks. Right now, there is no credit, uh, to speak of. The, the big LBOs are gone; you can do smaller deals, the club deals. Uh, but they’re the, they’re the lubrication that gets everything going.
So, uh, the companies I’m involved with are all doing very well. Uh, we didn’t have a housing bubble in Texas. We didn’t have, have—the housing bubble was pretty much isolated to the West Coast, East Coast, South, Florida, Las Vegas. So, people out in the Midwest, uh, the rest of the country—our houses never went up that much to be going down. So, uh, we’ve gotta get the banks healthy, and, and that’s the key.
Caruso-Cabrera: Did you look ate any financial companies when you were looking at various companies that you could buy?
Hicks: No. We looked at over a hundred deals, but no banks.
Griffeth: How much is oil gonna go up?
Hicks: Say again?
Griffeth: How high do you think oil’s gonna go?

Hicks: Oh, I think—uh, over what time frame? I mean, uh, I’m good friends with Boone Pickens, I’ve heard him on your show, and, uh...
Griffeth: Yeah, but don’t give me Boone’s line. What’s Tom Hicks’ line on oil right now, do you think?
Hicks: You know, we, we have, we have more demand than we have supply. But, I think in the short-term, we’ve clearly have some bubble, bubble aspects that I, I personally think’ll go back down when the dollar gets stronger.
Griffeth: Okay. Always good to see you, Tom. Thanks.
Hicks: All right. Thank you.
Griffeth: Tom Hicks joining us today.
Caruso-Cabrera: That’s if the dollar gets stronger, these days.
Griffeth: If the dollar gets—that would be a key to it.
Caruso-Cabrera: You know? Yeah, it would be. He’s always so interesting to speak with.